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                                                                EXHIBIT 10.23(b)

The undersigned,

Stichting Pensioenfonds de Eendragt
registered in Krommenie / Wormerveer

                                                   hereafter called "the lessor"

declares to have leased to the co-undersigned:

Griffith Laboratories Europe B.V.,
registered in Zoetermeer, hereby legally represented by its director, Mr. C.W. Van Poppel,

                                                   hereafter called "the tenant"

who declares to have leased from the first-mentioned party:

the industrial premises, consisting of an industrial hall of approx. 1,480 m(2) and an office space of 180 m(2), Storkstraat 10, Zoetermeer, known in the land register as such: commune of Zegwaard, section E, number 565 under the following

                              TERMS AND CONDITIONS

Article 1 - General conditions

1.1 This agreement is indivisible and binds all parties to comply with the legislation and the local practices relating to letting and renting of real estate, in as far as this agreement does not deviate explicitly from such legislation and local practises.

1.2 In general, the tenant is bound, following the directions of the lessor, to the same use of the leased premises as that to which the lessor himself is bound, for example due to existing easements and/or perpetual clauses.

1.3 The risks related to obtaining the necessary permits for the pursuance of the tenant's business as well as the risks relating to the suitability of the leased premises for any present or future requirements for such business are fully the tenant's responsibility.

1.4 If the leased premises does not comply with the above-mentioned description, none of the parties will derive any rights from this non-compliance.

1.5 The lessor is not responsible for the consequences of any visible or hidden faults of the leased premises. The tenant safeguards the lessor against all third party claims relating to damages to goods an/or capital assets which might be present in the leased premises at any time and which damage is due to the above-mentioned faults. Moreover the lessor is not responsible for any damage caused by storm, snow, frost and rain, efflux of gas, water and electricity, disturbances in the delivery and/or supply of water, gas and electricity and faults or disturbances in installations for hot-water, central heating and/or any other installations.

1.6 As a surety for the tenant's correct compliance with his obligations as per this tenancy agreement, the tenant needs to submit to the lessor a bank guaranty supplied by a
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      certified bank for an amount of 39,716.25 DFL prior to the coming into force of this tenancy agreement. This bank guaranty shall be drawn up as such that the lessor can claim the guarantied amount directly from the bank involved. This guaranty shall be given for a period of time including the three months after the end of the full tenancy term. Non-compliance with this obligation results in default.


Article 2 - Tenancy term

2.1 This agreement is entered into for a period of five years and takes effect on the first day of the calendar month following the date on which the building is surrendered to the tenant by the lessor. If the works mentioned in article 6, paragraph 2 points a) through g) are being carried out by the tenant, the completion date is the date on which the key is handed over officially plus three weeks.

2.2   The tenant has a right of option for a contiguous period of 5 years.

2.3 If the tenant chooses not to use his right of option he needs to inform the lessor or the lessor's proxy thereof no later than six months before the end of the current tenancy term by registered letter or writ. In the absence of such notification, the tenant is assumed to be making use of his right of option.


Article 3 - Rent and payment

3.1   The rent amounts to 133,500.- DFL per year, excluding turnover tax, to be
      paid in advance by               . Payments shall be made in valid Dutch
      currency without any discount or compensation. The first payment shall be
      made on         (see 2.1) for an amount of 11,125.- DFL for the period
      from       to         and the following payments shall always be made no
      later than on the first day of the following month.

      All amounts mentioned are increased with the turnover tax which has become due in accordance with the request stated in article 3.2.

3.2. The tenant gives the lessor an irrevocable proxy to make a request to the competent inspection on the turnover tax in the tenant's name in order to get the permission to charge the amounts that are due as per this tenancy agreement with the turnover tax. Repeal of the proxy does not discharge the tenant form the obligation to pay the on-charged turnover tax without any prejudice to the lessor's rights to enforce his rights due to the tenant's non-compliance with this agreement.

3.3 In case of late payment by the tenant of the rents or any other amounts which he is due now or in future following this agreement, he is due to the lessor an interest of 1% per month on the overdue amount, always rounded up to a full month, without prejudice to the other rights and powers of the lessor or his manager.

3.4 Payments shall be made by transfer to the lessor's account with the A.B.N. in Amsterdam, account number 54.20.49.880.




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Article 4 - Readjustment of the rent

4.1 After each tenancy period of one year the last rent that was paid will be readjusted in accordance with the changes to the family consumption index. Such readjustment will take place for the first time on January 1st, 1987.

4.2.  The following formula will be used for calculating the new rent:

           a
          ---- x last rent = new rent
           b

      In this formula:
      a: stands for the index of the month of October immediately preceding the readjustment date;
      b: stands for the index of the month of October of the preceding year. In no circumstances the rent will be lower than the last rent that was in vigour. The readjustment of the rent is valid even if the lessor has not advised the tenant of such new rent or if he has done so too late.

4.3 The family consumption index means the family consumption index relating to families of employees having a family income below the maximum wage level for entitlement to national health insurance in 1980 (1980 = 100) as published by the Central Bureau of Statistics ("Centraal Bureau voor de Statistiek" (CBS)).

4.4 Should CBS publish the above-mentioned index figure based on a new basic year, the new figures will be used for the readjustment of the rent, if necessary subject to the application of a coupling ratio with regard to the old figures. The coupling will be made in consultation with CBS.

4.5 In case the above-mentioned data of the Central Bureau of Statistics are missing, either totally or partially, the readjustment of the rent will be calculated according to similar criteria.


Article 5 - Other charges and expenses

5.1 All professional charges and taxes relating to the leased premises which are due now or in future, are at the tenant's expense.

5.2 All real estate taxes relating to the factual usage and to the improvements and/or extensions made by the tenant are at the tenant's expense, even if they are assessed to the lessor.

5.3 All other charges and taxes relating to the type of usage and all charges and taxes relating to objects that have been installed by the tenant, are at the tenant's expense, even if they are assessed in the lessor's name.

5.4 The costs relating to the consumption of water, gas, electricity and any other energy, as well as the rent of the meter, are at the tenant's expense. The tenant shall enter into all necessary agreements relating to the supply of such energy with the relevant suppliers.




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      The tenant shall comply with the terms and conditions of such suppliers and shall agree that the meters will be placed and read at his expense.

5.5 The lessor is not responsible for any stagnation in the supply of gas, water, electricity and/or any other energy. Fines, expenses or damages caused by or due because of the tenant's actions that were in breach of the above-mentioned terms and conditions, are at the tenant's expense. The tenant safeguards the lessor if necessary against any claims that said suppliers could hold against the lessor in this respect.

5.6 If the premium of the fire insurance which the lessor has taken out for the leased premises and/or for the complex which the leased premises is part of needs to be increased due to more dangerous circumstances resulting from the type of business being executed in the leased premises, the tenant shall reimburse this higher premium to the lessor.

5.7 All costs whatsoever which are at the tenant's expense and which relate to matters in which several tenants of the complex the leased premises is part of are involved and for which the tenants have not reached any other agreement, will be borne jointly by the tenants involved as per a reasonable division criterion as defined by the lessor for each specific case.


Article 6 - Manner of completion

6.1 The leased premises, including everything belonging to it, is assumed to have been surrendered to the tenant in good condition if the tenant does not notify the lessor by registered letter within one week after the acceptance of the leased premises of any faults the tenant might have noticed. The repairs of faults that were reported justly and on time are entirely at the lessor's expense in this case.

6.2   The lessor shall have the following works performed at his expense:

      a) The floor of the industrial hall will be restored to a good condition, i.e. the existing carpet will be removed, the floor contact points will be removed, the floor will be levelled with Stabaphalt with a layer thickness of approx. 1.5 - 2 cm.

      b) The inner cavity wall in sand-lime brick will be raised by 1.5 meter such that it reaches the bottom of the construction beams.

      c) The ceilings and the suspension construction in the industrial hall will be removed, as well as the wall covering in the industrial hall.

      d) Broken windows will be replaced.

      e) The plants around the building will be cultivated (one-off operation).

      f) The weeds between the paving bricks will be removed.

      g) The industrial hall and the office will be swept with a broom.




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      h) The steel slabs covering the facade will be cleaned at the outside.


Article 7 - Maintenance

7.1 During the full tenancy term the tenant is bound to have the following works carried out properly and at his expense: all so-called minor and daily repairs, restorations and renovations that are at the tenant's expense as per article 1619 of Book 4 of the Code of Civil Law and/or the local practices. The following works in particular are at the tenant's expense: interior paintwork, maintenance and regular cleaning and unclogging of drains, toilets, sinks and washbasins, repairs to the internal piping, supply pipes and outlet pipes for water, daily maintenance and repairs to sun blinds, maintenance of and repairs to water pipes and electrical wiring, valves, hinges and locks, sockets, switches, doorbells, toilets, water tanks of toilets, washbasins and other sanitary fittings, sweeping of flues, cleaning of central heating equipment, maintenance of and repairs to internal telephone installations; irrespective of the causes making such maintenance or repairs necessary.

      Furthermore the tenant is bound to replace all windows, including plate-glass windows and shop-windows that might crack or break during the tenancy term for whatever reason at his own expense as soon as possible by completely similar new windows. The lessor reserves the right to enter into one or more maintenance contracts for those works at the tenant's expense.

7.2 The tenant is bound to take all necessary measures in order to prevent damages to the leased premises and/or the adjacent premises, including damages due to various weather conditions. He shall inform the lessor or the lessor's manager immediately of any damage or faults that exist or threaten to arise in the leased premises.

      The above-mentioned notification shall be made in writing or anyway confirmed in writing immediately after any verbal notification or notification over the phone by the tenant to the lessor or to the lessor's manager. The damages that arose, both to the leased premises and to the property of the lessor or of third parties, are at the tenant's expense, unless if those damages are not caused by the fault and/or negligence of the tenant himself, of his staff, or of third parties who are present in the leased premises with his obvious permission.

7.3 If the tenant does not perform the works mentioned in the previous paragraphs of this article or does not perform them in due time, the lessor has the right to have the works performed at the tenant's expense after summons have been given in this respect. In this case the tenant is bound to reimburse the expenses that were made to the lessor without any compensations or discounts at the latter's first request.

7.4 All other maintenance works are at the lessor's expense, unless if the need for such maintenance arises from the tenant's fault.

7.5 If during the term of this tenancy agreement it is necessary for the lessor to have any repairs or any other works performed in the leased premises, in the complex the leased premises is part of or in the adjacent premises, the tenant shall admit the necessary labourers to the leased premises and shall allow the repairs and works without being allowed to claim any damages whatsoever therefor.





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      The lessor, his manager and all persons designated by the lessor will have access to the leased premises for inspection purposes. The lessor shall consult with the tenant on the timing on which the works and/or the inspection will take place.


Article 8 - Prohibitory and usage clauses

8.1 The tenant shall not hand over the leased premises, either partly or totally, in rent or usage, nor shall he sublet it or transfer the usufruct of the leased premises in any way to other parties without the lessor's written permission.

8.2   Without the lessor's written permission, the tenant is not entitled to:

      a) organise any sales in or near the leased premises other than such sales that fit in with the scope of the leased premises.

      b) install any publicity in any form whatsoever in or at the leased premises.

      c) in general, make any changes, removals or additions whatsoever in, at or on the leased premises, including the installation of nameplates, other than for the purpose of designating the tenant's name, flagpoles and/or holders for flagpoles, aerials, fuel tanks, gas heaters mounted against the outside wall, sun blinds, roll-down shutters, etc.

      The lessor reserves the right to refuse the requested permission or to grant such permission only after the conditions he has stipulated are or will be met. If the lessor grants the permission to make any changes, removals or additions to the leased premises, this does not relieve the tenant of his obligation to restore the leased premises to the state in which he has accepted it when the tenancy agreement comes to an end, unless if agreed otherwise in writing.

8.3 The maximal permissible load on the floors amounts to 2,500.- kg per square meter of floor area, and to 250 kg/m(2) for the office space. The tenant shall not exceed the above-mentioned load on the floors. All expenses for the repairs resulting from any subsidence of the floor that has been caused by an excessive load on the floors, are at the tenant's expense.

8.4 In case of an intended sale of the leased premises, the tenant shall consent with visits of the leased premises, without any compensation whatsoever. He shall also agree with the fact that notice boards mentioning a sale are being put up. It goes without saying that the above-mentioned measures will be taken in consultation with the tenant.

8.5 The tenant shall use the leased premises for the same dispositions and purposes in compliance with the existing professional rights and any current or future government demands.

8.6 If the leased property is part of a complex that also consists of spaces and premises of which the tenant does not have the exclusive right to use them, he shall make a contribution such that those spaces and premises are not polluted and are not used for any other purposes than those which they are destined for, either obviously or following the lessor's instructions.




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Article 9 - End of the lease

9.1 When the tenancy agreement is terminated or ends for any other reason, the tenant shall allow visits of the leased premises on account of the lessor during a period of six months. Moreover, the lessor shall have the right to put up "For rent" notice boards in, on or at the leased premises.

9.2 The tenant commits himself to return the leased premises well-maintained and properly cleaned, to the lessor's satisfaction at the end of the tenancy term and to hand over the keys to the lessor or his manager without delay. This obligation also lies with the tenant if he leaves the leased premises without this agreement being terminated in any way. In this case, all necessary repairs to the leased premises which are at the tenant's expense as per this agreement, will be performed at the tenant's expense by order of the lessor. The tenant shall pay the costs relating to those repairs to the lessor within one month after receipt of the specification thereof from the lessor.

9.3 The tenant is deemed to have given up the goods he has left in the leased premises after the termination of the lease. Even in case any goods are left behind or in case of late restitution of the keys, the lessor is entitled to take possession of the leased premises and/or to dispose of it or manage it as he deems fit, without the tenant being able to claim any damages whatsoever in this respect. At this very moment the tenant agrees that, in the above-mentioned case, the lessor can have the abandoned goods removed at the tenant's expense and that all alterations, additions or removals the tenant has made to the leased premises will be removed, changed or added at the tenant's expense, to the extent that the leased premises is returned to the state it was in at the beginning of this tenancy agreement.

9.4 The lessor is willing to give the tenant the opportunity of negotiating with the next tenant about the taking-over of the facilities the tenant has installed, such as dividing walls, floor coverings, etc.
      in as far as this does not hinder the new lease in any way.


Article 10 - Special conditions

10.1 It is explicitly forbidden for the tenant to place goods or objects on the premises.

10.2 Following the stipulations of article 8.2, the tenant has the right to make publicity for himself on or at the leased premises in as far as this does not cause any inconvenience and/or any risks for such damage. Nevertheless, he may only do so after consultation with the lessor.

10.3 This agreement will be terminated if the tenant does not obtain any verbal permission from the city council of Zoetermeer for the execution of his business in the leased premises prior to August 1st, 1985.



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10.4  The lessor allows the tenant to use the leased premises as from the signing of the tenancy agreement until the date on which the lease takes effect without owing any compensation therefore.

10.5 The tenant shall allow the lessor or third parties to enter the leased premises at all times for maintenance or inspection of the central heating installation in the leased premises. The tenant must be present during all of those visits.


Article 11 - Final conditions

11.1 If the tenant fails to pay the rent or any other amounts he needs to pay or fails to comply adequately or timely in any other way with his obligations imposed by this tenancy agreement, by law or by the local practices, two weeks after having been summoned to do so by registered letter or by writ, the present tenancy agreement will be terminated legally and without any judicial intervention whatsoever, one month after the lessor has informed the tenant thereof by registered letter or by writ. This is without any prejudice to the lessor's right to claim compliance with the tenant's obligations and/or, if any terms exist in this respect, to claim compensation of damages, costs and interests and to force the tenant to vacate the premises by reason of the termination of the lease.

11.2 In as far as the preceding articles of this tenancy agreement do not require any explicit summons, the very fact of default or negligence by the tenant constitutes injunction on his part, without any summons by registered letter, writ or any similar deed being necessary.

11.3 Upon late payment of the rent, the lessor is entitled to charge the tenant with an interest of 1% of the overdue amount as from the due date until the day on which the payment is made, however with a minimum of 25.- DFL per month, without prejudice to his other rights. Every month that has started is counted as a full month. All costs, both judicial and extrajudicial, calculated in accordance with the rates of the Bar ("Orde van Advocaten"), which the lessor needs to make in order to assert his rights, are at the tenant's expense.

For the execution of this tenancy agreement and all its outcomes, the tenant elects domicile in the rented premises For the execution of this tenancy agreement and all its outcomes, the lessor elects domicile in Wormerveer.


Drawn up in three copies and signed by


The lessor                                  The tenant

S.D. Brink                                  Marc van Moerbeke
Stichting Pensioenfonds                     Griffith Laboratories Europe B.V.
DE EENDRAGT                                 Fokkerstraat 40
Produktieweg 133                            Zoetermeer - Holland
1521 NJ Wormerveer



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                              AGREEMENT CONCERNING
                          TRANSFER OF TENANCY AGREEMENT

The undersigned:

1. GRIFFITH LABORATORIES B.V./GRIFFITH LABORATORIES (EUROPE) B.V., registered in Zoetermeer, hereafter called "tenant 1";
2.  GRIFFITH MICRO SCIENCE B.V.
    registered in Zoetermeer, hereafter called "tenant 2";
3. STICHTING PENSIOENFONDS DE EENDRAGT or its legal successors, registered in Wormerveer, hereafter called "the lessor"


                              TAKING INTO ACCOUNT:

- that tenant 1 has rented from the lessor the business accommodation located Storkstraat 8 and 10 in Zoetermeer, as appears from a private deed dated November 12th, 1992, respectively undated, which deed is sufficiently known to the parties, such that only short reference is made to it;

- that tenant 1 wants to transfer to tenant 2 all claims, rights and obligations of tenant 1 resulting from the agreement contained in the above-mentioned private deed, hereafter called "the agreement";

- that the lessor has declared to agree with the transfer by tenant 1 to tenant 2 of all claims, rights and obligations tenant 1 has towards the lessor by virtue of the agreement, provided that the following conditions are met;


               THE FOLLOWING HAS BEEN AGREED BETWEEN THE PARTIES:

1. Tenant 1 hereby transfers all claims, rights and obligations he has by virtue of the agreement to tenant 2 and the latter declares to accept this transfer by the former.

2. Both parties claim that the transfer as stipulated in article 1 is to take effect on July 1st, 1992, such that as of that date, tenant 1 will be substituted by tenant 2 as tenant of the above-mentioned office space. Consequently, as of July 1st, 1992 tenant 2 can assert all claims and rights resulting from the agreement and tenant 2 claims to faithfully and punctually comply with all obligations that are imposed on the tenant by the agreement and which remain unchanged and in full force.

    In as far as those obligations relate to the service expenses for the current year in which the transfer takes place which can be passed on to the tenant by the lessor, tenant 2 commits himself to pay to the lessor all amounts the latter will invoice to the former after the transfer date, irrespective of whether any part of the invoiced expenses applies or could apply to the part of the operating year prior to the transfer date.

3. Tenant 2 agrees with the fact that the lessor will make a request in his name with the inspector for the turnover tax for exemption of the dispensation due to lease of real estate as stipulated in article 11, paragraph 1, part b, sub 5 of the Law on the Turnover Tax of 1968, such that turnover tax will be charged on the rent and the additional costs.


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4.  No later than on September 1st, 1992 tenant 2 shall pay to the lessor or to the manager designated by the lessor a bank guaranty of the attached type for an amount of 78,635.- DFL (seventy-eight thousand six hundred and thirty-five guilders).

5. No later than on the transfer date, tenant 1 will have complied with all obligations imposed on him by the tenancy agreement. In case tenant 1 still owes any amount to the lessor on the transfer date, the balance will be settled with the bank guaranty that was given at the beginning of the lease, without prejudice to the obligation of tenant 1 to settle all amounts he owes to the lessor. If tenant 1 has complied with all obligations imposed by the tenancy agreement on the transfer date, any bank guaranty that was given will be returned immediately by the lessor or its representative.

6. Tenant 2 accepts the leased premises in the state in which it was surrendered to tenant 1 and as has been recorded in the inventory of fixtures as between lessor and tenant, without prejudice to the responsibility of tenant 2 to return the leased premises to its original state at the end of the agreement.

7.  Tenant 2 continues to elect domicile in the leased premises.

8. The conditions stipulated in articles 4 and 5 apply as dilatory conditions for the coming into effect of this agreement.

9. Mr. M.E. van Moerbeke, hereby legally representing Griffith Laboratories B.V. registered in Zoetermeer in his capacity of director, hereby stands surety for Griffith Micro Science, B.V., registered in Zoetermeer, for the correct compliance with all obligations of Griffith Micro Science B.V. resulting now or later from the tenancy agreement between the latter and Stichting Pensioenfonds De Eendragt, which comes into force on July 1st, 1992 and relates to the industrial building of approx. 3.000 m(2), Storkstraat 8 and 10 in Zoetermeer, even after any written or tacit extension of the term or after the alteration of the conditions of the above-mentioned agreement.

    By co-signing this agreement, Griffith Laboratories B.V. declares to be familiar with the contents of this tenancy agreement and to relinquish all present and future privileges and exceptions granted by law to sureties, especially those which can be derived from the stipulations of articles 1466, 1885, 1886 and 1887 of the Code of Civil Law for the release of sureties.

Drawn up as such and signed at the respective registered offices on

Signature lessor           Signature tenant 1                 Signature tenant 2


I hereby stand surety for all obligations as per the present tenancy agreement, for an indefinite period of time, increased with the benefits and expenses.

Signature surety



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